Exhibit 99.1

NEWS RELEASE For immediate release, 10/27/10 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Declares Special Cash Dividend of $2.00 and

Quarterly Dividend of $.08

WISCONSIN RAPIDS, WI — October 27, 2010 — Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K12 schools, announced that its Board of Directors declared a special cash dividend of $2.00 per share in addition to its regular quarterly cash dividend of $.08 per share, both payable December 1, 2010 to shareholders of record as of November 12, 2010.

“Based on the company’s ability to generate cash and our very strong financial position, the Board believes that paying this special dividend in addition to our regular dividend is a good use of cash to enhance shareholder value without constraining our growth initiatives,” commented Glenn R. James, Chief Executive Officer.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

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